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                                                                    EXHIBIT 99.1


                         Contact:    Eric S. Kentor
                                     Senior Vice President and General Counsel
                                     Kevin R. Sayer
                                     Senior Vice President and Chief
                                     Financial Officer
                                     818-362-5958
                                     MiniMed Inc.

FOR IMMEDIATE RELEASE                Investor Relations:
                                     Robert P. Jones/Meredith Pudalov
                                     212-850-5600
                                     Media:
                                     Miriam Adler/Carol Lehrman:
                                     415-296-7383
                                     Morgen-Walke Associates


                     MINIMED INC. TO ACQUIRE PRIVATELY HELD
           HOME MEDICAL SUPPLY, INC., A MEDICAL SUPPLY DISTRIBUTOR AND
              PHARMACY OPERATOR, IN $16 MILLION MERGER TRANSACTION

                 Sylmar, CA, October 20, 1997 - MiniMed Inc. (Nasdaq: MNMD) today announced that it has reached a definitive agreement to acquire Home Medical Supply, Inc. and its affiliated companies (HMS), a privately held group of companies that is headquartered in Florida. HMS operates a medical products and supplies distribution business in approximately 30 states, which includes pharmacy operations in Florida and Georgia. HMS was founded in 1988 by Robert Kusher, its President. Mr. Kusher is expected to join MiniMed as an executive officer of the Company.

                 HMS' businesses include pharmacy operations and distribution of a broad range of diabetes treatment products, including MiniMed's insulin infusion pumps and related disposables. The acquisition is in furtherance of MiniMed's announced strategy of establishing an infrastructure to deliver systems for the treatment of chronic conditions in addition to diabetes and improving the channels of distribution for its existing products. For the twelve months ended December 31, 1996, HMS had revenues of approximately $22.0 million, including approximately $17.0 million of revenues that would be additive to MiniMed's revenues. HMS currently has approximately 150 employees.



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                 Under the terms of the agreement, MiniMed will issue shares of its common stock, valued at $16 million (subject to adjustment in certain circumstances), for all of the outstanding shares of the HMS entities. The transaction will be accounted for as a pooling of interests. The acquisition, which is subject to certain conditions to closing, is expected to be completed in MiniMed's 1997 fiscal year fourth quarter ending January 2, 1998. All costs of the transaction and any charges related to the restructuring and integration of HMS operations are expected to be recorded in the fourth quarter of 1997.

                 "With the acquisition of Home Medical, we are positioning MiniMed to develop an infrastructure for delivering therapies for various chronic diseases, as well as helping to continue to grow our existing core diabetes business," said Alfred E. Mann, MiniMed's Chairman and CEO. Mr. Mann continued, "Home Medical already has a strong regional presence in the diabetes market place, and the acquisition can help us more efficiently distribute our pumps and disposables. In addition, Home Medical carries other diabetes products, and we believe this acquisition can help us in the distribution of MiniMed's glucose sensor products, the first of which we are planning to bring to market in 1998."

                 Terrance H. Gregg, MiniMed's President and Chief Operating Officer, added, "We intend to use the pharmacy operations and related experience of Home Medical as a springboard for certain of our strategic initiatives. We have been working to expand MiniMed's business model to offer comprehensive disease management products not only for our core diabetes business, but also for treating other chronic conditions, such as HIV/AIDS. The Home Medical acquisition will provide us with a foundation upon which we may grow these opportunities."

                 MiniMed Inc. designs, develops, manufactures and markets advanced infusion systems primarily for the intensive management of diabetes and other medical conditions. The Company's products include external pumps and related disposables, as well as an implantable insulin pump, which is currently approved for distribution in the European Community and has not yet received permission to be marketed in the U.S. The Company is also developing a




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glucose monitoring system designed to continuously monitor glucose levels and new infusion systems to deliver compounds designed to treat a variety of medical conditions.

                 This press release contains certain forward-looking statements that reflect MiniMed's current views of certain future events and operations, and of the Company's prospects generally. These forward-looking statements involve risks and uncertainties, including those related to MiniMed's ability to complete the HMS acquisition successfully and effectively integrate HMS' operations and services (including its pharmacy operations) into those of MiniMed, as well as risks associated with future product offerings of MiniMed. The forward looking statements contained herein are based on assumptions, external factors, uncertainties and other risks that are described in MiniMed's reports filed with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements.


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